Exhibit 99.1

News Corp Completes Sale of Amplify Digital Education Businesses

New York, NY – September 30, 2015 – News Corp [NASDAQ: NWS, NWSA; ASX: NWS, NWSLV] announced today that it has sold its Amplify Insight and Learning businesses to a management team supported by a group of private investors.  Financial terms of the transaction were not disclosed.

As a result of the sale, beginning in First Quarter of Fiscal 2016, News Corp will reflect the results of its Digital Education segment as discontinued operations.

"We are extremely proud of the crucial work that the Amplify team has done to create a digital platform for the future. It is tragic that so many children are digitally literate but functionally illiterate, and it has been the cherished vision of all at Amplify to ensure that students, regardless of their background, have access to a contemporary curriculum delivered on a contemporary platform," said Robert Thomson, Chief Executive of News Corp.  "There is no doubt that the foundations laid by the creative team at Amplify will be profoundly influential in coming years as both curriculum and classroom evolve. All who have been involved in the Amplify business at News Corp should be conscious of their contribution to education in the US and beyond."

Amplify was founded in 2011 and is a leading provider of educational analytics and assessments.  To date, Amplify has supported more than 200,000 educators and 3 million students in all 50 states, empowering teachers to offer more personalized instruction, so that students become more active, engaged learners.  Amplify's best-in-class digital curriculum targets K-12 reading, math and science, using immersive and rigorous learning experiences and a comprehensive portfolio of educational games.

As previously announced, Amplify has ceased marketing tablets to new customers, and support will continue to be provided to existing tablet customers.

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Forward-Looking Statements
This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory and other factors. More detailed information about these and other factors that could affect future results is contained in News Corp's filings with the Securities and Exchange Commission. The "forward-looking statements" included in this document are made only as of the date of this document and we do not have any obligation to publicly update any "forward-looking statements" to reflect subsequent events or circumstances, except as required by law.
About News Corp
News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, and cable network programming and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: http://www.newscorp.com.
Contacts
News Corp Investor Relations
Michael Florin
212-416-3363
mflorin@newscorp.com

News Corp Corporate Communications
Jim Kennedy
212-416-4064
jkennedy@newscorp.com